Exhibit 99.10

On December 15, 2006, IsoTis, Inc., a Delaware corporation, commenced a public offer to acquire all of the issued and outstanding registered common shares of IsoTis SA, a Swiss corporation, by offering one (1) share of IsoTis, Inc. common stock for every ten (10) issued and outstanding registered shares of IsoTis SA tendered in the exchange offer. The initial offering period will end on January 19, 2007 (16:00 hours CET), with the settlement date scheduled for January 26, 2007. If the exchange offer has been declared unconditional, an additional acceptance period will begin on January 25, 2007, will end on February 7, 2007 (16:00 hours CET) and will be settled on February 14, 2007. Two offering memorandums were prepared in connection with the exchange offer, one in accordance with Dutch and Canadian law and the other in accordance with Swiss law, both of which are available, free of charge, from IsoTis SA (2 Goodyear, Suite B, Irvine, California 92618, tel.: 949-595-8710, fax: 949-595-8711, e-mail:infous@isotis.com) or on IsoTis SA’s website at http://investors.isotis.com.
The exchange offer is being made for the shares of IsoTis SA, a Swiss corporation, that are listed on SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange. The exchange offer is subject to the disclosure requirements of Switzerland, the Netherlands and Canada, which requirements are different from those of the United States. It may be difficult for U.S. shareholders to enforce their rights and any claim they may have arising under the federal securities laws, since IsoTis and some of its officers and directors are located in a foreign country. U.S. shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase shares of IsoTis SA otherwise than under the exchange offer, such as in open market or privately negotiated purchases.